Articles of Amendment to
                      Articles of Incorporation of

                         A Classified Ad, Inc.

(Name of corporation as currently filed with the Florida Dept. of State)

                          P04000038403
             (Document number of corporation, if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of
Incorporation:

NEW CORPORATE NAME (if changing):

                      Click to Raffle.com, Inc.

(must contain the word "corporation", "company", or "incorporated" or the abbreviation "Corp.", "Inc.", or "Co.") (A professional corporation must contain the word "chartered", "professional association", or the abbreviation
 "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

1. Article Four of the Articles of Incorporation shall be deleted and the following Article Four shall be inserted in its place:

                      ARTICLE FOUR
The aggregate number of shares which the Corporation shall have the authority to issue is Three Hundred Million (300,000,000), all of which shall be common shares with a par value of $.01 per share.


2. Article Seven - Section Two of the Articles of Incorporation shall be deleted and the following Article Seven - Section Two shall be inserted in its place:

                     ARTICLE SEVEN  - Section Two
7. 02 The names and addresses of the members of the Board of Directors as of 5/31/05 are:
 Name                                  Address                       Title
Barney A. Richmond	100 Village Square Crossing Suite 202	Director,President
                        Palm Beach Gardens, FL 33410   	        Secretary
Richard C. Turner  	4200 Oak St. 	                        Treasurer, Director
              	        Palm Beach Gardens, FL 33418
Jeff Berkowitz	        11604 150th Court N	                Director
	                Jupiter, FL  334778
Tracy S. Anderson	125 Crestwicke Trace	                Director
	                Atlanta, GA 30319
Jeff Smith	        100 Village Square Crossing, Suite 202	Director
	                Palm Beach Gardens, FL 33410

                               (continued)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

      N/A


The date of each amendment(s) adoption:              November 28, 2005

Effective date, if applicable:
            (no more than 90 days after amendment file date)



Adoption of Amendment(s)     (CHECK ONE)

 	The amendment(s) was/were approved by the shareholders.
The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

 	The amendment(s) was/were approved by the shareholders through voting groups.
The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by." (voting group)

XX 	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

 	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.



       Signature
(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)


    Richard C. Turner
(Typed or printed name of person signing)

   Treasurer
(Title of person signing)




FILING FEE: $35